Exhibit 99.1

West Bancorporation, Inc. Employee
Savings and Stock Ownership Plan

Financial Report

December 31, 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Contents

Report of Independent Registered Public Accounting Firm	1

Financial Statements
Statements of Net Assets Available for Benefits, December 31, 2007 and 2006	2
Statement of Changes in Net Assets Available for Benefits, Year Ended December 31, 2007	3
Notes to Financial Statements	4 - 7

Supplemental Schedule
Schedule H - Part IV, Line 4i - Schedule of Assets (Held at End of Year), December 31, 2007	8

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Report of Independent Registered Public Accounting Firm

To the Administrative Committee and Participants
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan
West Des Moines, Iowa

We have audited the accompanying statements of net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
June 26, 2008

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statements of Net Assets Available for Benefits
December 31, 2007 and 2006

	2007	2006

ASSETS

Investments	$16,137,592	$18,931,555

Receivables, employer contributions	435,177	525,297

Total assets	16,572,769	19,456,852

LIABILITIES	-	-

NET ASSETS AVAILABLE FOR BENEFITS	$16,572,769	$19,456,852

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2007

Additions to net assets attributed to:
Investment income:
Dividends		$155,910

Contributions:
Employer	$742,083
Participants	786,041
Amounts rolled over from other plans	121,697	1,649,821

Total additions		1,805,731

Deductions from net assets attributed to:
Net depreciation in fair value of investments		428,099
Benefits paid to participants		4,259,373
Corrective distributions		2,312
Other		30

Total deductions		4,689,814

Net decrease		(2,884,083)

Net assets available for benefits:
Beginning of year		19,456,852

End of year		$16,572,769

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 1.	Plan Description

The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General and eligibility: The Plan is a defined contribution plan covering substantially all employees of West Bancorporation, Inc. (the Company). Employees of the Company are eligible to participate in the Plan upon completing three months of service and attaining age 21. Employees are entitled to employer contributions on the first day of the quarter following the employee becoming eligible to participate. Participants are entitled to discretionary profit sharing contributions if actively employed on the last day of the Plan year, have attained the age of 21, have been employed one year, and completed 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and investment options: Each year, participants may contribute up to 100% of pretax annual compensation as defined by the Plan, subject to qualified limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company, at its sole discretion, can provide matching and profit sharing contributions in amounts determined annually by the Company. The amounts contributed by the participants and the Company are deposited into one or more of 19 investment options at the participant’s discretion. Participants may change their allocation on a daily basis and may change the amount contributed on a quarterly basis.

Participant accounts: Each participant’s account is credited with the participant’s contribution and an allocation of (a) the Company matching contribution, (b) the Company discretionary contribution, and (c) Plan earnings (losses). Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting: Participants are immediately vested in their contributions plus actual earnings thereon. Prior to 2007, vesting in the Company’s matching contributions or discretionary contributions were based on years of completed service. Vesting began after one year of service and a participant became 100% vested after six years of service. Beginning January 1, 2007, vesting in the Company’s matching contribution is immediate. Discretionary contributions become 100% vested after six years of service.

Payment of benefits: Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefit on the earlier of attaining the age of 59 ½, retirement, death, disability, or termination due to any other reason. If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount. If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

Forfeited accounts: Forfeitures from nonvested accounts reduce employer contributions. During the year ended December 31, 2007, forfeitures from nonvested account balances reduced employer contributions by approximately $42,900. As of December 31, 2007, forfeited nonvested accounts totaled approximately $700 and will be used to reduce future employer contributions.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 2.	Significant Accounting Policies

Basis of accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition: Investments are stated at fair value. Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. The fair value of the Plan’s investment in the Company’s common stock is based on the quoted market price. Investments in common/collective trusts and pooled separate accounts are reported at the value reported to the Plan by the insurance company, which represents the approximate fair value of the underlying investments comprising the trusts or accounts. Principal Stable Value Fund is comprised of investment contracts valued at contract value which approximates fair value as estimated by the trustee.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payments of benefits: Benefits are recorded when paid.

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

New accounting pronouncement: In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurement. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Plan does not believe the adoption of SFAS 157 will have a material impact on the financial statements.

Note 3.	Administrative Expenses

Certain administrative functions are performed by officers and employees of the Company. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan or the Company.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 4.	Investments

The following table presents Plan investments that represent 5% or more of the Plan’s net assets:

	December 31,
	2007	2006
Pooled separate accounts:
Principal Large-Cap Stock Index Separate Account	$1,058,581	$1,279,693
Principal Lifetime 2010 Separate Account	2,054,674	*
Principal Partners Large-Cap Growth II Separate Account	1,002,346	*
Principal Partners Large-Cap Value Separate Account	1,164,501	2,372,867
Principal Partners Mid-Cap Value Separate Account	*	1,166,298
Principal Partners Small-Cap Value I Separate Account	*	1,040,104
Principal Partners International Separate Account	1,342,569	1,079,464
Principal U.S. Property Separate Account	1,380,519	*
Mutual fund, Fidelity Advisors Small-Cap T Fund	*	1,306,671
Common/collective trust, Principal Stable Value Fund	*	1,218,319
Common stock, West Bancorporation, Inc.	3,332,029	4,565,126

* Balance less than 5% of Plan’s net assets.

During the year ended December 31, 2007, the Plan’s investments (including investments bought, sold and held during the year) appreciated (depreciated) in value as follows:

Net Appreciation
(Depreciation) in Fair Value

Mutual funds	$277,437
Common/collective trust	37,255
Pooled separate accounts	426,460
Common stock	(1,169,251)
$(428,099)

Note 5.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Note 6.	Income Tax Status

The IRS has determined and informed the Company, by letter dated April 6, 2006, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 7.	Related-Party Transactions

The Plan held 255,524 and 256,756 shares of West Bancorporation, Inc.’s common stock as of December 31, 2007 and 2006, respectively, with a fair value of $3,332,029 and $4,565,126, respectively.

During the year ended December 31, 2007, the Plan had purchases of $345,869 and sales of $409,446 from the Company’s common stock. Dividend income from the Company’s common stock totaled $155,910.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company. Principal Life Insurance Company is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

Schedule H - Part IV, Line 4i

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Schedule of Assets (Held at End of Year)
December 31, 2007

	Number of
	Shares/Units or
Description	Principal Amount	Fair Value

Pooled separate accounts:
*Principal Government and High Quality Bond Securities
Separate Account	15,385	$322,915
*Principal Large-Cap Stock Index Separate Account	19,066	1,058,581
*Principal Lifetime Strategic Income Separate Account	42,535	628,071
*Principal Lifetime 2010 Separate Account	130,383	2,054,674
*Principal Lifetime 2020 Separate Account	42,256	707,574
*Principal Lifetime 2030 Separate Account	15,220	257,197
*Principal Lifetime 2040 Separate Account	15,954	275,765
*Principal Lifetime 2050 Separate Account	8,296	139,418
*Principal Partners International Separate Account	30,781	1,342,569
*Principal Partners Large-Cap Growth II Separate Account	92,380	1,002,346
*Principal Partners Large-Cap Value Separate Account	72,883	1,164,501
*Principal Partners Mid-Cap Value Separate Account	25,274	452,267
*Principal Partners Small-Cap Value I Separate Account	15,271	317,946
*Principal U.S. Property Separate Account	1,992	1,380,519

Common/collective trust, *Principal Stable Value Fund	23,805	390,804

Mutual funds:
American Century Vista Advisor Fund	26,270	552,464
Fidelity Advisor Small-Cap T Fund	30,739	738,653
Vintage Bond Fund	1,965	19,299

Common stock, *West Bancorporation, Inc.	255,524	3,332,029

		$16,137,592

* Represents a party-in-interest.